CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES NAMES TERRY STINSON NON-EXECUTIVE CHAIRMAN OF THE BOARD

- Eric Rosenfeld Named Chairman Emeritus -

Edgewood, N.Y., November 8, 2018 - CPI Aerostructures, Inc. (“CPI Aero”) (NYSE American: CVU) today announced that the Board of Directors unanimously elected Terry Stinson Non-Executive Chairman of the Board, and Eric Rosenfeld Chairman Emeritus. Mr. Stinson succeeds Mr. Rosenfeld, who has served as the Company’s Non-Executive Chairman since 2005 and remains a member of the board of directors and Chairman of the Strategic Planning Committee. Mr. Stinson joined CPI Aero’s board in 2014 and will retain his position as the Chairman of the Compensation Committee.

Mr. Stinson is the former Chairman and Chief Executive Officer of Bell Helicopter Textron Inc. and has served in various executive management positions at several aerospace companies during his career, including as President at the Hamilton Standard Division of United Technologies Corporation and Group Vice President and Segment President of Textron Aerospace Systems that included Cessna Aircraft Company, and was Executive Vice President of AAR Corporation. He has served on numerous public company boards, including Triumph Group, Inc. and Lennox International Inc.

“We are at a pivotal moment in CPI Aero’s history,” said Mr. Stinson. “The Company has established itself as an exceptional supply chain partner with industry recognition for program execution and a growing backlog ahead of strengthening long-term industry fundamentals. I am honored to have been named Chairman and am excited to work with our CEO, Douglas McCrosson, and his team to capture the growth opportunities in front of them and maximize shareholder value. On behalf of the board, I would like to thank Eric for his many years of stewardship that has resulted in CPI Aero moving forward from a position of strength.”

Mr. Rosenfeld stated, “Terry is very well known and respected throughout the aerospace and defense industry and has a long history of strategic and operational accomplishments. He is very capable and qualified to lead our Board, and I look forward to his and CPI Aero’s future accomplishments.”

Douglas McCrosson, chief executive officer of CPI Aero, said, “Terry has been helping to shape strategy and provide counsel to me for more than four years, and he makes for an exceptional choice in an expanded role as Chairman. Eric remains a valuable contributor to the company’s growth and success as Chairman Emeritus.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2017, and Form 10-Q for the three-month period ended March 31, 2018 and June 30, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com